PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(5)
(To Prospectus dated August 3, 1998)            Registration No. 333-59543

                                 $500,000,000
                                FMC Corporation
                          MEDIUM-TERM NOTES, SERIES B

                                 ------------

FMC CORPORATION MAY OFFER FROM TIME TO TIME MEDIUM-TERM NOTES, SERIES B. THE SPECIFIC TERMS OF ANY NOTES OFFERED WILL BE INCLUDED IN A PRICING SUPPLEMENT. UNLESS THE PRICING SUPPLEMENT PROVIDES OTHERWISE, THE NOTES OFFERED WILL HAVE THE FOLLOWING GENERAL TERMS:

 . THE NOTES WILL MATURE IN 9 MONTHS       .  FIXED AND FLOATING RATE INTEREST
  OR MORE FROM THE DATE OF ISSUE.            WILL BE PAID ON THE DATES STATED
                                             IN THE APPLICABLE PRICING
 . THE NOTES WILL BEAR INTEREST AT            SUPPLEMENT.
  EITHER A FIXED OR A FLOATING RATE.
  FLOATING RATE INTEREST WILL BE          .  THE NOTES WILL BE HELD EITHER IN
  BASED ON:                                  GLOBAL FORM BY THE DEPOSITORY
                                             TRUST COMPANY OR IN DEFINITIVE
 . CD RATE                                   FORM BY YOU AS SET FORTH IN THE
                                             APPLICABLE PRICING SUPPLEMENT.
 . COMMERCIAL PAPER RATE
                                          .  THE NOTES MAY NOT BE REDEEMED BY
 . FEDERAL FUNDS RATE                        FMC CORPORATION PRIOR TO MATURITY
                                             UNLESS OTHERWISE SPECIFIED IN THE
 . LIBOR                                     APPLICABLE PRICING SUPPLEMENT.

 . PRIME RATE                             .  THE NOTES WILL BE DENOMINATED IN
                                             U.S. DOLLARS AND HAVE MINIMUM
 . TREASURY RATE                             DENOMINATIONS OF $1,000 UNLESS
                                             OTHERWISE SPECIFIED IN THE
 . CMT RATE                                  APPLICABLE PRICING SUPPLEMENT.

 . ANY OTHER RATE SPECIFIED IN THE
   APPLICABLE PRICING SUPPLEMENT.

                                 ------------

                                PRICE TO         AGENTS'              PROCEEDS TO
                                 PUBLIC        COMMISSIONS              COMPANY
                                --------       -----------            -----------
Per Note....................      100%         .125%-.750%          99.875%-99.250%
Total.......................  $500,000,000 $625,000-$3,750,000 $499,375,000-$496,250,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. will solicit offers to purchase the notes as agents for FMC Corporation. The agents have agreed to use their reasonable efforts to sell the notes.

                                 ------------

MORGAN STANLEY DEAN WITTER
                               J.P. MORGAN & CO.
                                                            SALOMON SMITH BARNEY

November 12, 1998

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE ARE OFFERING TO SELL THE NOTES, AND SEEKING OFFERS TO BUY THE NOTES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF THE TIME OF THEIR DELIVERY OR ANY SALE OF THE NOTES. IN THIS PROSPECTUS SUPPLEMENT, FMC CORPORATION IS REFERRED TO AS THE "COMPANY," AND ITS MEDIUM-TERM NOTES, SERIES B ARE REFERRED TO AS THE "NOTES."

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

                             PROSPECTUS SUPPLEMENT
Important Currency Exchange Information...................................  S-2
Description of Notes......................................................  S-3
Foreign Currency Risks.................................................... S-20
United States Federal Taxation............................................ S-21
Plan of Distribution...................................................... S-33
Validity of Notes......................................................... S-34

                                   PROSPECTUS
Available Information.....................................................    2
Documents Incorporated by Reference.......................................    2
Forward-Looking Statements................................................    3
The Company...............................................................    3
Use of Proceeds...........................................................    4
Ratio of Earnings to Fixed Charges........................................    4
General Description of the Offered Securities.............................    4
Description of the Common Stock...........................................    4
Description of the Preferred Stock........................................    6
Description of Depository Shares..........................................    7
Description of the Debt Securities........................................   10
Description of the Warrants to Purchase Common Stock or Preferred Stock...   19
Description of the Warrants to Purchase Debt Securities...................   20
Plan of Distribution......................................................   21
Legal Matters.............................................................   22
Experts...................................................................   22

                               ----------------

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

  Purchasers are required to pay for the Notes in U.S. dollars, or in other currencies, including composite currencies such as the European Currency Unit, as may be specified in the applicable Pricing Supplement (the "Specified Currency"), and payments of principal, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement provides that such payments will be made in a Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

  If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the entity appointed by the Company to act as the exchange rate agent (the "Exchange Rate Agent"). On the date hereof, the Exchange Rate Agent is Harris Trust and Savings Bank. The costs of such conversion will be borne by the holder of a Note through deductions from such payments.

  Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus. The particular terms of the Notes sold pursuant to any Pricing Supplement will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note.

  If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit ("ECU"), in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

GENERAL

  The Notes will be issued under the Indenture dated as of July 1, 1996, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). The Notes issued under the Senior Indenture will constitute one series under such Senior Indenture. The Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes may be issued from time to time in an aggregate principal amount of up to $500,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of the sale by the Company of other Offered Securities referred to in the accompanying Prospectus. For the purpose of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

  The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form. Unless otherwise provided in the applicable Pricing Supplement, Notes will be denominated in Authorized Denominations (as defined below).

  The Notes will be offered on a continuous basis, and each Note will be issued initially as either a Global Security registered in the name of a nominee of The Depository Trust Company, as Depository (a "Global Note"), or by a certificate issued in definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement. Except as set forth in the Prospectus under "Description of the Debt Securities--Global Debt Securities," Global Notes will not be issuable as Definitive Notes. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities. See "Description of Notes--Book-Entry System" below.

  The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the office or offices or agency maintained by the Company for such purpose; provided that Global Notes will be exchangeable only in the manner and to the extent set forth in the Prospectus under "Description of the Debt Securities--Global Debt Securities." On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is Harris Trust and Savings Bank, acting through its corporate trust office at 111 West Monroe Street, Chicago, Illinois 60603.

  The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity, currency or composite currency and principal amount and any other terms on which each Note will be issued.

  As used herein, the following terms shall have the meanings set forth below:

  "Authorized Denominations" means, unless otherwise provided in the applicable Pricing Supplement, (i) with respect to Notes denominated in U.S. dollars, $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and (ii) with respect to Notes denominated in foreign or composite currencies, the equivalent of $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

  "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or Chicago, Illinois and (i) with respect to LIBOR Notes (as defined below), is also a London Banking Day, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars or ECUs, in the principal financial center of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in Sydney and (iv) with respect to Notes denominated in ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

  An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable. Such Interest Payment Date shall be specified in the applicable Pricing Supplement.

  "London Banking Day" means any day on which dealings in deposits in the Index Currency (as defined below) are transacted in the London interbank market.

  "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Senior Indenture.

  The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

PAYMENT CURRENCY

  If the holder of a Foreign Currency Note (as defined in "United States Federal Taxation--Tax Consequences to United States Holders--Foreign Currency Notes" below) is permitted to elect, and has elected, to receive payments of principal of, premium, if any, and interest on a Foreign Currency Note in U.S.

dollars, the Specified Currency will be converted into U.S. dollars based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency unless such Specified Currency is not available due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case the Company will be entitled or obligated to make payments in other currencies as described below. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

  Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making the payments in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency is replaced by the Euro (as described in "Special Provisions Relating to Notes Denominated in ECU" below), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made under such circumstances in U.S. dollars (or, if applicable, in Euro) where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

 Valuation of the ECU

  Subject to the provisions under "Payment in a Component Currency" below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European Economic and Monetary Union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and pound sterling). On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the Euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the Euro at the rate of one Euro for one ECU. References in this Prospectus Supplement to the "Euro" are to such new currency adopted pursuant to the Treaty. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU will be payable in Euro at the rate of one Euro for one ECU.

 Payment in a Component Currency

  With respect to each due date for the payment of principal of, premium, if any, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after the date with respect to the Notes, shall be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

  On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

  The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components, and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining, the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

  The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 p.m., Brussels time, on the Day of Valuation, as obtained by, or on behalf of the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency question.

  If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 p.m., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

  Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency, or, if none, at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

  All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding, on holders of Notes and coupons.

 Notes Denominated in the Currencies of EC Member States

  If, pursuant to the Treaty, all or some of the currencies of the member countries of the EC are replaced by the Euro, the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

INTEREST AND PRINCIPAL PAYMENTS

  Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of a Note bearing interest at a fixed rate that may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"), principal and interest) on a Note issued less than 15-calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement. See "United States Federal Taxation--Tax Consequences to United States Holders--Notes Issued with Original Issue Discount" below.

  U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payment of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depository (as defined below), as holder of Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 (or the equivalent) or more in aggregate principal amount of Definitive Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided such request is received not later than 15-calendar days prior to the applicable Interest Payment Date.

  Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Global Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to maturity, in the case of principal or premium of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depository of such election on or prior to the third Business Day after such Record Date. The Depository will notify the Paying Agent of such election on or prior to the fifth Business Day after such Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depository, and by the Depository to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States; otherwise the beneficial owner will receive payments in U.S. dollars.

  Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Federal Taxation--Tax Consequences to United States Holders--Notes Issued with Original Issue Discount" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount
Note is declared to be due and payable immediately as described under "Description of the Debt Securities--Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

  Each Note bearing interest at a fixed rate (a "Fixed Rate Note") will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each Interest Payment Date specified in the Pricing Supplement and at maturity or upon any earlier redemption or repayment. Payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each Interest Payment Date or semiannually on each Interest Payment Date, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

  If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, the payment of interest and principal (and premium, if any) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

  Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

  Each Note bearing interest at a floating rate (a "Floating Rate Note") will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

  As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by Illinois law, as the same may be modified by United States law of general application. Under current Illinois law, no maximum rate of interest would apply to the Notes.

  Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be:

   . in the case of Floating Rate Notes which reset daily, each Business
     Day;

   . in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

   . in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below;

   . in the case of Floating Rate Notes which reset monthly, the third
     Wednesday of each month;

   . in the case of Floating Rate Notes which reset quarterly, the third
     Wednesday of March, June, September and December;

   . in the case of Floating Rate Notes which reset semiannually, the third
     Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and

   . in the case of Floating Rate Notes which reset annually, the third
     Wednesday of one month of each year, as specified in the applicable Pricing Supplement.

  The interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate"). Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable:

   . in the case of Floating Rate Notes with a daily, weekly or monthly
     Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement;

   . in the case of Floating Rate Notes with a quarterly Interest Reset
     Date, on the third Wednesday of March, June, September and December;

   . in the case of Floating Rate Notes with a semiannual Interest Reset
     Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and

   . in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement.

  If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment.

  With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

  Unless otherwise stated in the applicable Pricing Supplement, the calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes shall be Harris Trust and Savings Bank. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

  The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

  Interest rates will be determined by the Calculation Agent as follows:

 CD Rate Notes

  CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

  The following procedures will be followed if the CD Rate cannot be determined as described above:

   . If the above rate is not published in H.15(519) by 9:00 a.m., New York
     City time, on the Calculation Date, the CD Rate will be the rate on such CD Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bogifrb.fed.us/releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement under the caption "CDs (Secondary Market)."

   . If such rate is not yet published in either H.15(519) or the H.15 Daily
     Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000.

   . If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such CD Interest Determination Date.

 Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Interest Determination Date"), the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

  The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

   . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

   . If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in New York City selected by the Calculation Agent (after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond is "AA," or the equivalent, from a nationally recognized statistical rating agency.

   . If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate then in effect on such Commercial Paper Interest
     Determination Date.

  "Money Market Yield" will be a yield calculated in accordance with the following formula:

                                           D X 360 X
                                              100
                                          ------------
                         Money Market Yield =
                                           360 - (D X
                                               M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Interest Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

  The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds/(Effective)."

  . If such rate is not yet published in either H.15(519) or H.15 Daily
    Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with the Company) prior to 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date.

  . If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Interest Determination Date.

 LIBOR Notes

  LIBOR Notes will bear interest at the interest rates (calculated with reference to the London interbank offered rate ("LIBOR") and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, LIBOR for each Interest Determination Date will be determined by the Calculation Agent as follows:

  . As of the Interest Determination Date, LIBOR will be either: (a) if
    "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on such Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described below.

  . With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest
   Rate).

  "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

  "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified. If the U.S. dollar is the Index Currency, LIBOR will be determined as if Page 3750 had been specified. "Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits).

 Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Interest Determination Date"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan."

  The following procedures will be followed if the Prime Rate cannot be determined as described above:

  . If the rate if not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan."

  . If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date.

  . If fewer than four such rates but more than one such rate appear on the Reuters Screen US Prime1 Page for the Prime Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consultation with the Company).

  . If fewer than two such rates appear on the Reuters Screen US Prime1 Page, the Calculation Agent will determine the Prime Rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates.

  . If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Prime Interest Determination Date.

  "Reuters Screen US Prime1 Page" means the display designated as page "US Prime1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

 Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Interest Determination Date"), the rate applicable to the auction held on such date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate appears on either the Telerate Page 56 or the Telerate Page 57 under the heading "AVGE INVEST YIELD."

  The following procedures will be followed if the Treasury Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate on such Treasury Interest Determination Date (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday.

  . In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Interest Determination Date, then the Calculation Agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m, New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company), for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement.

  . If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate then in effect on such Treasury Interest Determination Date.

 CMT Rate Notes

  CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for:

    (i) If the Designated CMT Telerate Page is 7051, the rate on such CMT Interest Determination Date; and

    (ii) If the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs.

  The following procedures will be used if the CMT Rate cannot be determined as described above:

  . If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

  . If that rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

  . If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

  . If the Calculation Agent cannot obtain three such Treasury notes quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in the City of New York (selected using the same method described above), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

  . If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

  . If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date.

  If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Telerate (or any successor service) on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

RENEWABLE NOTES

  The Company may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement.

  The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date (as hereafter defined), as specified in the applicable Pricing Supplement. If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

  An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

  An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

  The Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price as stated in the applicable Pricing Supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

INDEXED NOTES

  The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

EXTENSION OF MATURITY

  The Pricing Supplement relating to each Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the maturity of such Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

  The Company may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then if effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) the election of the Company to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 10:00 a.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) to the holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period, whether or not tendered for repayment.

  If the Company elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date, unless such
Note is an Original Issue Discount Note, in which case the Pricing Supplement will specify the amount payable upon such repayment. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 p.m., New York City time, on the immediately succeeding Business Day).

BOOK-ENTRY SYSTEM

  Upon issuance, all Fixed Rate Global Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Global Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of a nominee of the Depository. Global Notes will not be exchangeable for Definitive Notes, except under the circumstances described in the Prospectus under "Description of the Debt Securities--Global Debt Securities." Definitive Notes will not be exchangeable for Global Notes and will not otherwise be issuable as Global Notes.

  A further description of the Depository's procedures with respect to Global Securities representing Global Notes is set forth in the Prospectus under "Description of the Debt Securities--Global Debt Securities." The Depository has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTIONS

  The Pricing Supplement will indicate that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. Unless otherwise provided in the applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

  If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note is an Original Issue Discount Note, in which case the Pricing Supplement will specify the amount payable upon such repayment.

  In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

  If a Note is represented by a Global Security, the Depository's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depository's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depository of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers, and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depository.

  The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancellation.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

  Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the United States or a foreign government. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

  THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE

FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

  Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, premium, if any, or interest on, a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes--Payment Currency."

  With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of Illinois. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant a judgment relating to the Notes only in U.S. dollars.

                         UNITED STATES FEDERAL TAXATION

  The following is a summary of the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at their original issue. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement, including with retroactive effect, may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code and assumes that the Notes are treated as debt, and not equity, for federal income tax purposes. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, regulated investment companies, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, or holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Additional United States federal income tax considerations applicable to particular Notes may be set forth in the applicable Pricing Supplement. This summary does not discuss Original Issue Discount Notes which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue

Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Finally, this summary is subject to the requirement that a taxpayer obtain the consent of the Internal Revenue Service (the "IRS") before changing a method of tax accounting. Persons considering the purchase, ownership or disposition of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  As used herein, the term "United States Holder" means an owner of a Note for United States federal income tax purposes (including, where applicable, a beneficial owner) that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a "United States trust" (as defined below) or (v) any other person or entity that otherwise is subject to United States federal income taxation on a net income basis in respect of a Note. A "United States trust" means any trust if, and only if, (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more trustees which are United States persons have the authority to control all substantial decisions of the trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

 Payments of Interest

  Interest paid on a Note, to the extent treated as "qualified stated interest" (as defined below), will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for federal income tax purposes. Special rules governing the treatment of interest paid with respect to Notes issued with original issue discount for federal income tax purposes, including certain Floating Rate Notes, Indexed Notes, Foreign Currency Notes, Currency Indexed Notes (as defined below), Notes providing for payments of principal or interest linked to commodity prices, equity indices or other factors, are discussed below. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Note and will be taxed in the manner described below under "Notes Issued with Original Issue Discount."

 Notes Issued with Original Issue Discount

  Under the Code and the OID Regulations, a Note which is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes. The "issue price" of a Note will equal the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate or certain variable rates of interest, or certain combinations thereof. The OID Regulations set forth a set of special rules for "variable rate debt instruments," as a consequence of which certain Notes (in particular, Floating Rate Notes and Indexed Notes) may or may not be issued with original issue discount. Notice will be given in the applicable Pricing Supplement when a particular Note will be issued with original issue discount. Unless an applicable Pricing Supplement so indicates, the Notes will not be issued with original issue discount. Under the OID Regulations, if a Note that provides for a variable rate of interest does not qualify as a variable rate debt instrument, the Note will be a contingent payment debt instrument, as discussed below. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more different Base Rates, (ii) a single fixed rate followed by a floating rate, or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note or is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

  If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note generally will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

  A United States Holder of a Note issued with original issue discount will be required to include any qualified stated interest payments in income in accordance with the United States Holder's method of accounting for federal income tax purposes. A United States Holder of such a Note that matures more than one year from its date of issuance will be required to include original issue in income for federal income tax purposes as it accrues for each day during the taxable year on which it holds such Note, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, a United States Holder of such a Note generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term original issue discount Note." In general, a cash method United States Holder of a short-term original issue discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. United States Holders who either make such an election or report income for federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term original issue discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term original issue discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such United States Holders will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry short-term original issue discount Notes up to an amount not exceeding the accrued original issue discount not previously included in income.

  Under the OID Regulations, an accrual basis United States Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest. If a United States Holder makes this election for a Note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described below, and the electing United States Holder will be required to amortize bond premium or include market discount in income currently for all of the United States Holder's other debt instruments with market discount or amortizable bond premium. The election is to be made for the taxable year in which the United States Holder acquired the Note and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

  Certain of the Notes may be redeemed or extended prior to maturity. Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

  The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

  Under the OID Regulations, Notes (other than Foreign Currency Notes) that provide for contingent payments (e.g., certain payments on Notes that are not treated as variable rate debt instruments, as described above) and that are issued for money will be subject to the "noncontingent bond method" of recognizing original issue discount. Under this method, the issuer must determine a projected payment schedule for the debt instrument as of the issue date (which must be followed by each United States Holder, unless disclosed on such holder's federal income tax return) and, based on such schedule (and the issue price), determine the instrument's projected yield and the daily portions of interest that accrue on the debt instrument (effectively, original issue discount). The applicable Pricing Supplement will include any such projected payment schedule and projected yield. Such accruals will be required to be included in income even though, for example, contingent payments are not yet fixed. Under the OID Regulations, the projected payment schedule includes each noncontingent payment and an amount for each contingent payment, if such payment is based on market information, equal to the forward price which one party would agree, as of the issue date, to pay an unrelated party for the contingent payment on the date the contingent payment is made, or otherwise the expected value of such contingent payment. Investors should consult their own tax advisors concerning the possible application of the OID Regulations relating to contingent payments on the Notes.

 Integration of Notes with Other Financial Instruments

  Any United States Holder of Notes that also acquires or has acquired any financial instrument which, in combination with such Notes, would permit the calculation of a single yield to maturity or could generally constitute a "variable-rate" debt instrument that pays a qualified floating rate or rates of an equivalent term, may in certain circumstances treat such Notes and such financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. (For purposes of determining OID, none of the payments under the integrated debt instrument will be treated as qualified stated interest.) Moreover, the IRS may require in certain circumstances that a United States Holder who owns Notes integrate such Notes with a financial instrument held or acquired by such holder or a related party. United States Holders should consult their tax advisors as to the possible integration of the Notes under the OID Regulations.

 Sale, Exchange or Retirement of the Notes

  Upon the sale, exchange or retirement of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above, in accordance with the United States Holder's method of accounting for federal income tax purposes as described therein. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such United States Holder, increased by the amount of any original issue discount and market discount previously included in income by the United States Holder with respect to such Note and reduced by any amortized premium (each as described below) and by the amounts of any other payments that do not constitute qualified stated interest (as defined above), such as principal payments.

  Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term original issue discount Note in certain cases, to the extent of any original issue discount not previously included in the United States Holder's taxable income and to the extent of market discount as described below), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Notes Issued with Original Issue Discount" above. The excess of net long-term capital gains over net short-term capital losses is currently taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

 Notes Purchased at a Premium or Market Discount

  A United States Holder that purchases a Note at a premium (defined under the OID Regulations as the excess of the Holder's adjusted tax basis in the Note immediately after purchase, over the sum of all amounts payable on the instrument after the purchase other than qualified stated interest) will not be subject to the original issue discount rules, and may elect to amortize the "amortizable bond premium" (defined generally under the Code as an amount paid in excess of the amount payable at maturity), in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the United States Holder's yield to maturity) to such year. Any such election shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the IRS. Special rules apply to the determination of the Holder's basis in the bond if the bond is a convertible bond or is acquired by the Holder in certain exchanges.

  On December 30, 1997, the Treasury adopted final Federal Regulations for the amortization of bond premium (the "Bond Premium Regulations"). The Bond Premium Regulations describe the constant yield method under which such premium is amortized. In general, the Bond Premium Regulations require that amortizable bond premium be treated as an offset to qualified stated interest income, as qualified stated interest is taken into account under the Holder's method of accounting. If the amount of bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to that period, the Bond Premium Regulations provide that any excess bond premium allocable to an accrual period is deductible by the Holder to the extent of the Holder's prior income inclusions on the bond. If any of the excess bond premium is not deductible, this amount is carried forward to the next accrual period and is treated as bond premium allocable to that period. The Bond Premium Regulations provide that bond premium on a variable rate debt instrument is determined by reference to the stated redemption price at maturity of the equivalent fixed rate debt instrument constructed for the variable rate debt instrument. Special rules govern the calculation of bond premium for bonds subject to contingencies. In general, the Company is deemed to exercise or not exercise an option or combination of options in the manner that minimizes the Holder's yield on the obligation. The Company is deemed to exercise or not exercise a call option or combination of call options, however, in the manner that minimizes the Holder's yield on the bond. A Holder is deemed to exercise or not exercise an option or combination of options in the manner that maximizes the Holder's yield on the bond. The Bond Premium Regulations are effective for debt instruments acquired on or after March 2, 1998. If a United States Holder elects to amortize bond premium for the taxable year containing such effective date, or for any subsequent year, the Bond Premium Regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

  A United States Holder that purchases a Note issued with original issue discount at an acquisition premium (defined under the OID Regulations as an amount paid in excess of its adjusted issue price but less than or equal to all amounts payable on the instrument after the purchase other than qualified stated interest) will be subject to the original issue discount rules, but will proportionately reduce the daily portions of original issue discount includible in income to reflect the premium paid relative to issue price. In lieu of such offset, the United States Holder may compute original issue discount accruals by treating the purchase price as the issue price and applying the constant yield method.

  If a United States Holder of a Note, other than a short-term original issue discount Note, that had an initial tax basis in such Note which is less than the issue price of such Note, subsequently disposes of such Note, holds it until maturity or receives a principal payment, the tax consequences are the same as described above, except that any gain upon a sale or other disposition (including certain nontaxable dispositions such as a gift and the receipt of principal payments) will be recognized and treated as ordinary income to the extent of any "market discount" accrued for the period that such purchaser holds the Note.

  Market discount generally will equal the excess, if any, of the adjusted basis that the Note would have in the hands of the original holder (or in the case of a Note issued with original issue discount, the issue price plus the aggregate amount of original issue discount previously accrued thereon) over the purchaser's basis in the Note immediately after such purchaser acquired the Note. In general, market discount on a Note will be treated as accruing ratably over the term of such Note, or at the irrevocable election of the United States Holder, under a constant yield method.

  A United States Holder of a Note with market discount may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note. Such United States Holder may instead elect to include market discount in income as it accrues, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  In lieu of the foregoing rules, different rules apply in the case of Notes with contingent payments where a holder's tax basis in such Note is different than the Note's adjusted issue price (determined under special rules set out in the OID Regulations). Accordingly, prospective purchasers of such Notes should consult with their tax advisors with respect to the application of such rules to such Notes.

 Foreign Currency Notes

  The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

  A United States Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency. No foreign currency gain or loss will be recognized with respect to the receipt of such payment. A cash method United States Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt. A cash method United States Holder of a Foreign Currency Note will take into account original issue discount on a Note in the same manner as an accrual method United States Holder, as described below, including the recognition of ordinary foreign currency exchange gain or loss.

  Accrual method United States Holders will be required to include in income the U.S. dollar value of the amount of interest income (including any original issue discount (as measured in the relevant foreign currency), or as reduced by amortizable bond premium) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. Unless the United States Holder elects the "spot rate convention," the U.S. dollar value of such accrued income and original issue discount will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. In addition, such United States Holder will recognize ordinary foreign currency exchange gain or loss with respect to accrued interest income on the date such income is actually received. The amount of such ordinary gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (based on the exchange rate in effect on the date such payment is received) in respect of such accrual period (or, where a United States Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). Any such foreign currency gain or loss generally will not be treated as interest income or expense, except to the extent provided in regulations or administrative pronouncements of the IRS. A United States Holder may elect the spot rate election to translate original issue discount (and, in the case of an accrual basis United States Holder, accrued interest) into U.S. dollars at the exchange rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the exchange rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period or taxable year, the exchange rate on the date of receipt. A United States Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

  A United States Holder of a Foreign Currency Note with amortizable bond premium, who has elected to amortize such premium, will take into account such amortizable bond premium (as measured in the relevant foreign currency) on a current basis by reducing interest income (as measured in the relevant foreign currency). Ordinary foreign currency exchange gain or loss will be realized with respect to amortizable premium based on the difference between the spot exchange rate on the date the premium is paid to acquire the Note and the spot exchange rate on the date the premium is treated as being returned as part of the stated principal. The principles described in this paragraph also apply to acquisition premium.

  Accrued market discount on a Foreign Currency Note will be measured in the relevant foreign currency. Accrued market discount on a Foreign Currency Note that is not currently included in the United States Holder's income will not result in exchange gain or loss. Exchange gain or loss with respect to accrued market discount on a Foreign Currency Note that is currently includible in income is calculated in the same manner as exchange gain or loss with respect to accrued interest income, as described above.

  A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such United States Holder's tax basis in respect of original issue discount and premium, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary foreign currency exchange gain or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on date of purchase. However, the conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a Note generally will not result in taxable foreign currency exchange gain or loss for a United States Holder.

  If a United States Holder receives foreign currency in respect of the sale, exchange or retirement of a Foreign Currency Note, the amount realized generally will be the U.S. dollar value of the foreign currency received (on the date that payment is received or the Note is disposed of, in accordance with the United States Holder's method of tax accounting). In addition, gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense (unless otherwise provided in future regulations or administrative pronouncements). Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. Any gain or loss realized by such a United States Holder in excess of such foreign currency gain or loss will generally be capital gain or loss except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the United States Holder's income.

  A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. An additional foreign currency gain or loss could result on the sale or other disposition of the foreign currency received if the exchange rate on the date of sale or other disposition differs from the exchange rate on the date of receipt. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchases and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the IRS. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

  A United States Holder who receives U.S. dollar payments on the sale, exchange or retirement of a Foreign Currency Note may have a different amount realized for United States federal income tax purposes than the amount it receives in cash, because the relevant exchange rates required to be used for United States federal income tax purposes may not be the same as the exchange rates used by the Agent to convert foreign currency payments into U.S. dollar payments.

  On January 1, 1999, participating member states of the European Union will replace their respective national currencies ("legacy currencies") with a single European currency (the "Euro"). Recently, the IRS published temporary and proposed Treasury Regulations on the effect of the Euro conversion. At that time, Foreign Currency Notes, denominated in a legacy currency, may likewise be converted to the Euro. Under the temporary and proposed Treasury Regulations, conversion of an obligation denominated in a legacy currency to an obligation denominated in the Euro, in and of itself, will not be treated as a taxable exchange. In addition, the conversion, in and of itself, will not result in a market or foreign currency gain or loss until a subsequent realization event with respect to the underlying instrument occurs. The temporary and proposed Treasury Regulations apply to tax years ending after July 29, 1998.

 Currency Indexed Notes

  Indexed Notes, the payment of principal or interest of which is determined by reference to one or more currency exchange rates ("Currency Indexed Notes"), should constitute debt obligations of the Company for United States federal income tax purposes and no portion of the issue price of the Currency Indexed Notes should be separately allocated to the foreign exchange feature of the Notes. However, the proper treatment of payments of principal of and interest on such Currency Indexed Notes is uncertain at this time.

  United States Holders of Currency Indexed Notes should consult with their tax advisors as to the federal income tax consequences of the ownership and disposition of such Notes.

 Extension of Maturity

  If so indicated in the Pricing Supplement relating to a Note, the Company will have the option to extend the maturity of such Note. See "Description of Notes--Renewable Notes" above. The treatment of a United States Holder of Notes with respect to which such an option has been exercised who does not elect to have the Company repay such Notes on the Initial Maturity Date will depend on the terms established for such Notes by the Company pursuant to the exercise of such option (the "Revised Terms"). Such United States Holder may be treated for United States federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the United States Holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization.

  If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Notes (increased, in the case of Notes which provide for contingent payments (described above), where the Old Note is not traded on an established market, by the fair market value of such contingent payments) and such United States Holder's adjusted tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of notes received over the principal amount of notes surrendered. In this regard, the meaning of the term "principal amount" is not clear. Such term could be interpreted to mean "issue price" with respect to notes that are received and "adjusted issue price" with respect to notes that are surrendered. Legislation to that effect has been introduced in the past. It is not possible to determine whether such legislation will be reintroduced, and if so, enacted and, if enacted, whether it would apply to recapitalizations occurring prior to the date of enactment.

  However, whether or not such exercise results in an exchange of the Old Notes for New Notes, the Old Notes may be treated as retired and then reissued on the date of exercise for the adjusted issue price of the Old Notes solely for purposes of calculating original issue discount.

 Notes Linked to Commodity Prices, Equity Indices or Other Factors

  The United States federal income tax consequences to a holder of the ownership and disposition of Indexed Notes and Notes that are exchangeable into the stock or a debt instrument of another issuer may vary depending on the exact terms of the Notes. United States Holders intending to purchase such Notes should refer to the discussion relating to taxation in the applicable Pricing Supplement.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

  "United States Alien Holder" means any owner of a Note for United States federal income tax purposes (including, where applicable, a beneficial owner), who is not a United States Holder. Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

    (i) interest and principal payments on a Note, including premium, and original issue discount, made by the Company or any of its paying agents to any United States Alien Holder, will not be subject to United States withholding tax; provided, that in the case of original issue discount or interest, (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, (d) the interest is not contingent interest under Code Section 871(h)(4)(A), and (e) either (1) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note on behalf of the beneficial owner certifies to the Company or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (which certification under temporary Treasury Regulations may be provided by the beneficial owner of a Note on IRS Form W-8);

    (ii) a United States Alien Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Note if such gain is not effectively connected with the conduct of a United States trade or business and, in the case of a United States Alien Holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized; and

    (iii) a Note held by an individual who at the time of death is not a citizen or resident of the United States (including its territories, possessions and other areas subject to its jurisdiction, such as the Commonwealth of Puerto Rico) will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, the interest is not contingent interest under Code Section 871(h)(4)(A), and at the time of the individual's death, payments with respect to the Note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

  On October 14, 1997, the IRS published in the Federal Register final regulations (the "1997 Final Regulations") which affect the United States taxation of United States Alien Holders. As promulgated, the 1997 Final Regulations are effective for payments after December 31, 1998, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. The IRS recently announced its intention to amend the 1997 Final Regulations to extend this effective date to December 31, 1999, subject to certain transition rules. The discussion under this heading and under "Information Reporting and Backup Withholding" below is not intended to be a complete discussion of the provisions of the 1997 Final Regulations or the recent IRS announcement, and prospective purchasers of the Notes are urged to consult their tax advisors concerning the tax consequences of their acquiring, holding and disposing of the Notes in light of the 1997 Final Regulations.

  The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but instead add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. "Qualified intermediaries" include (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization), or
(ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the IRS. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised IRS Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

  For purposes of the certification requirements, the 1997 Final Regulations generally treat, as the beneficial owners of payments on a Note, those persons that, under United States tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for Holders not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including IRS Form W-8 and IRS Form 4224 discussed below) with a single, revised IRS Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this Form W-8 will remain valid until the last day of the third-calendar year following the year in which the certificate is signed. The 1997 Final Regulations contained detailed rules, which might be changed in light of the recent IRS announcement that the effective date will be postponed, governing tax certifications during the transition period prior to and immediately following the effectiveness of the 1997 Final Regulations.

  If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note, or gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note, is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from withholding of United States federal income tax, will generally be subject to regular United States federal income tax on such interest (including OID) or gain in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described above, such Holder must provide to the withholding agent a properly executed IRS Form 4224 (or successor form) in order to claim an exemption from withholding. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on, and any gain recognized on the sale, exchange, redemption, retirement or other disposition of, a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest (including OID) or gain is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

  United States Alien Holders should consult their own tax advisors with respect to their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under current United States federal income tax law, a 31% "backup" withholding tax is applied to certain interest and principal payments (including premium and original issue discount) made to, and to the proceeds of sale before maturity by, certain United States persons if such persons fail to supply taxpayer identification numbers and other information. In addition, certain persons making such payments are required to submit information returns to the United States Treasury Department with regard to those payments. Backup withholding and information reporting, however, generally do not apply to any such payments made to certain "exempt recipients" such as corporations. Under current law, backup withholding and information reporting will not apply to interest and principal payments (including premium and original issue discount) made by the Company or any of its paying agents on a Note if the Company or such paying agents, as the case may be, receive the certification described in section (i)(e) under "United States Alien Holders" above and do not have actual knowledge that the payee is a United States person, and in the case of principal payments (including premium), receive certification from the payee as to the absence of the conditions set forth in section (ii) under "United States Alien Holders" above. If such Holder does not provide the required certification, such Holder may nevertheless avoid backup withholding or information reporting in the circumstances described below, but might be subject to withholding of United States federal income tax as described above under "Tax Consequences to United States Alien Holders."

  Under currently applicable United States Treasury Regulations, if payments of principal or interest are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner, and generally will not be subject to information reporting requirements. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting (but not backup withholding) will be required unless such custodian, nominee or other agent has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

  Under current regulations, payments on the sale, exchange or retirement of a Note to or through a foreign office of a broker will not be subject to backup withholding. Such payments, however, will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

  The Company will withhold all amounts required by law to be withheld from reportable payments made and with respect to the Notes. The amount of any backup withholding from a payment to a holder of a Note will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

  In general, the 1997 Final Regulations do not significantly alter the substantive backup withholding and information reporting requirements described above. As under current law, backup withholding and information reporting will not apply to (i) payments to a United States Alien Holder of principal and interest and (ii) payments to a United States Alien Holder on the sale, exchange, redemption, retirement or other disposition of a Note, in each case if such United States Alien Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption. Similarly, even if a United States Alien Holder does not provide such certification or otherwise establish an exemption, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to (i) payments of interest made outside the United States to certain offshore accounts and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States. However, information reporting (but not backup withholding) will apply to (i) payments of interest made by a payor outside the United States and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States if payment is made by a broker that is, for United States federal income tax purposes, (a) a United States person, (b) a controlled foreign corporation, (c) a United States branch of a foreign bank or foreign insurance company, (d) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (e) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, in each case unless such payor or broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption (in which case neither information reporting nor backup withholding will apply). As noted above, the IRS has announced that the 1997 Final Regulations will be amended to be effective generally for payments after December 31, 1999, subject to certain transition rules.

  United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF HOLDING, EXCHANGING OR SELLING THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuous basis by the Company through Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (individually, an "Agent" and collectively, the "Agents"), who have agreed to use reasonable efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold; provided, however, that commissions with respect to Notes maturing more than thirty years from the date of issue will be negotiated.

  The Notes will be sold to the public at 100% of their principal amount unless otherwise indicated in the applicable Pricing Supplement. If the Company sells a Note at a discount to or at a premium over its principal amount, the price to the public will be set forth in the applicable Pricing Supplement.

  The Company will receive from 99.875% to 99.250% of the principal amount of Notes sold before deducting expenses of approximately $600,000.

  The Company may also sell Notes to any Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. In addition, an Agent may offer the Notes that such Agent purchased as principal to other dealers. An Agent may sell Notes to any dealer at a discount, and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by the Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

  The Company has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commission will be payable on Notes sold directly to investors by the Company. The Company may accept (but not solicit) offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes. Such other agents, if any, will be named in the applicable Pricing Supplement.

  An Agent, and each dealer to whom an Agent may sell Notes, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

  The Notes will not have an established trading market when issued. The Company does not intend to apply for the listing of the Notes on a national securities exchange. The Company has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

  Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Offered Securities as described in the accompanying Prospectus.

  The Agents and/or certain of the Agents' affiliates may engage in investment banking and/or commercial banking transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Company by Winston & Strawn, Chicago, Illinois, counsel for the Company, or such other attorney of the Company as the Company may designate, and for the Agents by Mayer, Brown & Platt, Chicago, Illinois. The Chairman of the Executive Committee of Winston & Strawn, Governor James R. Thompson, serves as a member of the Company's Board of Directors and as of November 10, 1998 beneficially owned 4,353 shares of Common Stock and had options to acquire 900 additional shares of Common Stock. Mayer, Brown & Platt from time to time acts as counsel for the Company on certain matters.

PROSPECTUS

                                 $500,000,000

                                FMC CORPORATION

COMMON STOCK, PREFERRED STOCK, DEPOSITORY SHARES, DEBT SECURITIES, WARRANTS TO
  PURCHASE COMMON STOCK, WARRANTS TO PURCHASE PREFERRED STOCK AND WARRANTS TO
                           PURCHASE DEBT SECURITIES

  FMC Corporation, a Delaware corporation (the "Company"), may from time to time offer in one or more series (i) shares of Common Stock, $.10 par value per share ("Common Stock"), (ii) whole or fractional shares of Preferred Stock, no par value (collectively, "Preferred Stock"), (iii) Preferred Stock represented by depository shares ("Depository Shares"), (iv) unsecured debt securities ("Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (v) warrants to purchase Common Stock ("Common Stock Warrants"),
(vi) warrants to purchase Preferred Stock ("Preferred Stock Warrants"), and
(vii) warrants to purchase Debt Securities ("Debt Warrants"), with an aggregate public offering price of up to $500,000,000, on terms to be determined at the time or times of offering. The Common Stock, Preferred Stock, Depository Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants and Debt Warrants (collectively referred to herein as the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  All specific terms of the offering and sale of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Common Stock, any public offering price and the aggregate number of shares offered; (ii) in the case of Preferred Stock, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, any dividend payment dates, any sinking fund provisions, the aggregate number of shares offered and any public offering price; (iii) in the case of Depository Shares, the aggregate number of shares offered, the shares of whole or fractional Preferred Stock represented by each such Depository Share and any public offering price; (iv) in the case of Debt Securities, the specific title, aggregate principal amount, ranking as Senior Debt Securities or as Subordinated Debt Securities, currency, form (which may be registered or bearer or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock and any public offering price; (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (vi) in the case of Preferred Stock Warrants, description of the Preferred Stock for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features; and (vii) in the case of Debt Warrants, description of the Debt Securities for which each warrant will be exercisable and the duration, offering price, exercise price and detachability features.

  The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to the Offered Securities covered by that Prospectus Supplement.

  The Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "FMC". Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance. The Company has not yet determined whether any other Offered Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any other Offered Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

 This Prospectus may not be used to consummate sales of the Offered Securities unless accompanied by a Prospectus Supplement.

                               ----------------

                                August 3, 1998

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), which relates to the Offered Securities (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. For information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed with the Commission (File No. 1-2376) are incorporated herein by reference:

    (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (iii) the Company's Current Reports on Form 8-K dated April 15, 1998, April 17, 1998 and April 24, 1998;

    (iv) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on March 6, 1986 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purposes of updating such description; and

    (v) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 12, 1986 pursuant to
  Section 12 of the Exchange Act and all amendments thereto and reports filed for the purposes of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge to any person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference herein other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such document. Requests should be directed to J. Paul McGrath, Senior Vice President, General Counsel and Corporate Secretary, FMC Corporation, 200 East Randolph Drive, Chicago, Illinois 60601 (telephone: (312) 861-6000).

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains, any Prospectus Supplement will contain and the documents incorporated by reference herein contain or will contain certain statements which describe the Company's beliefs concerning future business conditions and the outlook for the Company based on currently available information. Wherever possible, the Company has identified these "forward-looking statements" (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) by words such as "anticipates," "believes," "estimates," "expects" and similar expressions. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include, but are not limited to, the following: risks associated with significant price competition, higher ingredient and raw material prices or shortages of such commodities, risks associated with new product introductions (including the potential for unanticipated delays or cost overruns in connection with introductions of new products and the development of new manufacturing processes), freight transportation delays beyond the control of the Company, inability of the Company or its suppliers to remedy potential information systems problems related to the year 2000, risks associated with joint ventures, partnerships or limited endeavors, future environmental liabilities not covered by insurance or indemnity, risks relating to general economic conditions and unforeseen outcomes of litigation or other contingencies. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

  The Company is one of the world's leading producers of chemicals and machinery for industry and agriculture. The Company employs over 16,000 people at over 100 manufacturing facilities and mines in 25 countries. The Company divides its businesses into three main segments: Machinery and Equipment, Industrial Chemicals and Performance Chemicals. Machinery and Equipment businesses provide specialized machinery to the food, petroleum, transportation and material handling industries. Industrial Chemicals businesses manufacture a wide variety of chemicals including soda ash, phosphates and hydrogen peroxide. Major customers include detergent, glass and paper producers, as well as other chemical companies. Performance Chemicals develops, manufactures and markets proprietary specialty chemicals for the agricultural, food and pharmaceutical industries.

  The Company was incorporated in 1928 under Delaware law and has its principal executive offices at 200 East Randolph Drive, Chicago, Illinois 60601 (telephone number: (312) 861-6000). As used herein, "FMC" or the "Company" refers to FMC Corporation and its subsidiaries, unless otherwise indicated by the context.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment of existing indebtedness and the financing of capital expenditures and acquisitions.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the unaudited historical ratio of earnings to fixed charges of the Company for the periods indicated.

       THREE MONTHS ENDED
            MARCH 31,                  YEAR ENDED DECEMBER 31,
       ------------------     ---------------------------------------------------
        1998        1997      1997(1)     1996     1995(2)     1994     1993(3)
        ----        ----      -------     ----     -------     ----     -------
      2.1x        1.8x         0.6x       2.7x      2.4x       2.9x      0.2x

--------
(1) Earnings did not cover fixed charges by $52.4 million for the year ended December 31, 1997. The ratio of earnings to fixed charges for the year ended December 31, 1997 before asset impairments and restructuring and other charges was 2.5x.
(2) The ratio of earnings to fixed charges for the year ended December 31, 1995 before the gain on the sale of FMC Wyoming stock, asset impairments, restructuring and other charges and write-off of acquired in-process research and development costs was 2.9x.
(3) Earnings did not cover fixed charges by $72.3 million for the year ended December 31, 1993. The ratio of earnings to fixed charges for the year ended December 31, 1993 before asset impairments and restructuring and other charges was 1.6x.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

  The Company may offer under this Prospectus Common Stock, Preferred Stock, Depository Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants or Debt Warrants, or any combination of the foregoing, either individually or as units consisting of two or more Offered Securities. The aggregate offering price of Offered Securities offered by the Company under this Prospectus will not exceed $500,000,000. If Offered Securities are offered as units, the terms of the units will be set forth in a Prospectus Supplement.

                        DESCRIPTION OF THE COMMON STOCK

GENERAL

  Under the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company is authorized to issue up to 130,000,000 shares of Common Stock. As of March 31, 1998, there were 34,674,094 shares of Common Stock issued and outstanding. In addition, up to 5,025,918 shares have been reserved as of March 31, 1998 for issuance upon the exercise of options and awards under the Company's incentive compensation plans. The shares of Common Stock are listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "FMC". Harris Trust and Savings Bank, Chicago, Illinois, is the transfer agent and registrar of the shares of Common Stock.

  The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company. Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. The holders of Common Stock are entitled to receive dividends, if any, as and when declared from time to time by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of Common Stock. The shares of Common Stock currently outstanding are fully paid and nonassessable. The shares of Common Stock offered hereby, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

 General Effect

  The Company has adopted a number of provisions in its Certificate of Incorporation that might discourage certain types of transactions that involve an actual or threatened change in control of the Company. The provisions may make it more difficult and time-consuming to change majority control of the Board of Directors and thus reduce the vulnerability of the Company to an unsolicited offer, particularly an offer that does not contemplate the acquisition of all of the Company's outstanding shares.

  These provisions are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors. Additionally, such provisions provide management with the time and information necessary to evaluate a takeover proposal and to study alternative proposals. Nonetheless, the provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

 Business Combination

  The Certificate of Incorporation provides that significant asset sales, dispositions of stock, liquidations, mergers and certain other business combinations ("Business Combinations") involving the Company and persons beneficially owning 10% or more of the voting power of the outstanding shares of Common Stock (an "Interested Stockholder") must be approved by the holders of at least 80% of the voting power of the Company's outstanding voting stock ("Voting Stock"). The Certificate of Incorporation requires the affirmative vote of the holders of 80% or more of the outstanding Voting Stock to amend, alter or repeal, or to adopt any provisions inconsistent with, such provisions.

 Stockholders' Meetings

  The Certificate of Incorporation provides that special meetings of the stockholders may only be called pursuant to a resolution approved by a majority of the Board of Directors. This limitation prevents a stockholder or group of stockholders from forcing the Company to conduct a stockholders' meeting at any time not sanctioned by the Board of Directors, regardless of the number of shares of Common Stock held by such stockholder or group of stockholders.

 No Action by Stockholder Consent

  The Certificate of Incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of the Company from being taken by the written consent of stockholders without a meeting. This provision may be altered, amended or repealed only if the holders of 80% or more of Voting Stock vote in favor of such action.

PREFERRED STOCK PURCHASE RIGHTS

  The Company has adopted a preferred stock purchase rights plan and has distributed preferred stock purchase rights (the "Rights") to holders of the Company's Common Stock. The preferred stock purchase rights plan enables the holder of such Rights to purchase, under certain circumstances, one one-hundredth of a share of

Junior Participating Preferred Stock, Series A, without par value, of the Company at a price of $300 per one one-hundredth of a share, subject to certain adjustments. The Rights are intended to deter attempts to acquire the Company on terms not approved by the Company's Board of Directors.

                      DESCRIPTION OF THE PREFERRED STOCK

  Under the Certificate of Incorporation, the Board of Directors of the Company may direct the issuance of up to 5,000,000 shares of Preferred Stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders. As of March 31, 1998, the Board of Directors had designated 400,000 shares of the Preferred Stock as Junior Participating Preferred Stock, Series A for possible issuance in connection with the Rights. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. The related Prospectus Supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

  As of the date of this Prospectus, no shares of Preferred Stock were issued or outstanding.

  The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. A Prospectus Supplement, relating to each series, will specify the terms of the Preferred Stock as follows:

    (a) The maximum number of shares to constitute the series and the distinctive designation thereof;

    (b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

    (c) The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of the Company;

    (e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

    (f) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

    (g) The stated value of the shares of such series;

    (h) The voting rights, if any, of the shares of the series; and

    (i) Any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

  In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Stock shall be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Company. After payment to the holders of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Company.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, shall not constitute a dissolution, liquidation or winding up of the Company.

                       DESCRIPTION OF DEPOSITORY SHARES

GENERAL

  The Company may offer receipts ("Depository Receipts") for Depository Shares, each of which will represent a fractional interest in a share of a particular series of a class of Preferred Stock, as specified in the applicable Prospectus Supplement. Preferred Stock of each series of each class represented by Depository Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depository named therein (such depository or its successor, the "Preferred Stock Depository") and the holders from time to time of the Depository Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depository Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Stock represented by the Depository Shares evidenced by such Depository Receipt, to all the rights and preferences of the Preferred Stock represented by such Depository Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depository Shares will be evidenced by Depository Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depository, the Company will cause the Preferred Stock Depository to issue, on behalf of the Company, the Depository Receipts. Copies of the applicable form of Deposit Agreement and Depository Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depository will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of the Depository Receipts evidencing the related Depository Shares in proportion to the number of such Depository Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depository.

  In the event of a distribution other than in cash, the Preferred Stock Depository will distribute property received by it to the record holders of Depository Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depository, unless the Preferred Stock Depository determines that it is not feasible to make such distribution, in which case the Preferred Stock Depository may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

  Upon surrender of the Depository Receipts at the corporate trust office of the Preferred Stock Depository (unless the related Depository Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole shares of Preferred Stock and any money or other property represented by the Depository Shares evidenced by such Depository Receipts. Holders of Depository Receipts will be entitled to receive whole shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depository Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depository Shares therefor. If the Depository Receipts delivered by the holder evidence a number of Depository Shares in excess of the number of Depository Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depository will deliver to such holder at the same time a new Depository Receipt evidencing such excess number of Depository Shares.

REDEMPTION OF DEPOSITORY SHARES

  Whenever the Company redeems Preferred Stock held by the Preferred Stock Depository, the Preferred Stock Depository will redeem as of the same redemption date the number of Depository Shares representing the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depository the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of Preferred Stock, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depository Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If less than all the Depository Shares are to be redeemed, the Depository Shares to be redeemed will be selected by the Preferred Stock Depository by lot.

  After the date fixed for redemption, the Depository Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depository Receipts evidencing the Depository Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depository Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depository.

VOTING OF THE UNDERLYING PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depository will mail the information contained in such notice of meeting to the record holders of the Depository Receipts evidencing the Depository Shares which represent such Preferred Stock. Each record holder of Depository Receipts evidencing Depository Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depository as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depository Shares. The Preferred Stock Depository will vote the amount of Preferred Stock represented by such Depository Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depository in order to enable the Preferred Stock Depository to do so. The Preferred Stock Depository will abstain from voting the amount of Preferred Stock represented by such Depository Shares to the extent it does not receive specific instructions from the holders of Depository Receipts evidencing such Depository Shares.

LIQUIDATION PREFERENCE

  In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depository Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depository Share evidenced by such Depository Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depository Shares, as such, are not convertible into Common Stock or any securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depository Shares, the Depository Receipts may be surrendered by holders thereof to the Preferred Stock Depository with written instructions to the Preferred Stock Depository to instruct the Company to cause conversion of the Preferred Stock represented by the Depository Shares evidenced by such Depository Receipts into whole shares of Common Stock, other Preferred Stock of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depository Shares evidenced by a Depository Receipt are to be converted in part only, one or more new Depository Receipts will be issued for any Depository Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depository Receipt evidencing the Depository Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depository. However, any amendment that materially and adversely alters the rights of the holders of Depository Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depository Shares evidenced by the Depository Receipts then outstanding.

  The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depository if a majority of each class of Depository Shares affected by such termination consents to such termination, whereupon the Preferred Stock Depository shall deliver or make available to each holder of Depository Receipts, upon surrender of the Depository Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depository Shares evidenced by such Depository Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depository Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depository Receipts evidencing the Depository Shares representing such Preferred Stock or (iii) each related share of Preferred Stock shall have been converted into capital stock of the Company not so represented by Depository Shares.

CHARGES OF PREFERRED STOCK DEPOSITORY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depository in connection with the performance of its duties under the Deposit Agreement. However, holders of the Depository Receipts will pay the fees and expenses of the Preferred Stock Depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITORY

  The Preferred Stock Depository may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depository, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depository. A successor Preferred Stock Depository must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Preferred Stock Depository will forward to holders of Depository Receipts any reports and communications from the Company that are received by the Preferred Stock Depository with respect to the related Preferred Stock.

  Neither the Preferred Stock Depository nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depository under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and the Company and the Preferred Stock Depository will not be obligated to prosecute or defend any legal proceeding in respect of any Depository Receipts, Depository Shares or Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depository may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock represented thereby for deposit, holders of Depository Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

  If the Preferred Stock Depository shall receive conflicting claims, requests or instructions from any holders of Depository Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depository shall be entitled to act on such claims, requests or instructions received from the Company.

                      DESCRIPTION OF THE DEBT SECURITIES

  The Senior Debt Securities will be issued under an Indenture, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). The Subordinated Debt Securities will be issued under an Indenture, as amended or supplemented from time to time (the "Subordinated Indenture"), between the Company and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and each individually as an "Indenture".

  The Senior Indenture and the form of Subordinated Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the corporate trust office of the Trustee at 111 West Monroe Street, Chicago, Illinois 60603. The Indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indentures and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. All section references appearing in this section "Description of the Debt Securities" are to sections of the applicable Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the applicable Indenture.

GENERAL

  The Indentures do not limit the amount of Debt Securities that can be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indentures do not limit the amount of other indebtedness or securities, other than certain secured indebtedness as described below which is limited by the Senior Indenture, that may be issued by the Company or its subsidiaries.

  The Debt Securities will be direct, unsecured obligations of the Company and will constitute Senior Debt Securities and/or Subordinated Debt Securities. Creditors of the Company's subsidiaries are entitled to a claim on the assets of such subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of Debt Securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  Reference is made to the Prospectus Supplement for the following and other possible terms of each series of the Debt Securities in respect of which this Prospectus is being delivered: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of the Debt Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Debt Securities will be offered; (iv) the date or dates on which the principal of the Debt Securities will be payable (or method of determination thereof); (v) the rate or rates (or method of determination thereof) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable and the record dates for the determination of the holders to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of the maturity thereof; (ix) the obligation, if any, of the Company to redeem, repurchase or repay Debt Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a Holder thereof; (x) whether the Debt Securities will be represented in whole or in part by one or more global notes registered in the names of a depository or its nominee; (xi) any conversion or exchange provisions and whether such conversion or exchange is optional or mandatory; (xii) the ranking of such Debt Securities as Senior Debt Securities or Subordinated Debt Securities; and (xiii) any other terms or conditions not inconsistent with the provisions of the Indenture under which the Debt Securities will be issued. (Section 2.3) "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

  Unless otherwise provided in the Prospectus Supplement relating to any Debt Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on the Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security register. Interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

  The Debt Securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the Debt Securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee, and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

  The Debt Securities may be exchanged for an equal aggregate principal amount of Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

  The Indentures require the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indentures. (Section 3.4)

  The Company will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

  Unless otherwise described in a Prospectus Supplement relating to any Debt Securities, there are no covenants or provisions contained in the Indentures which may afford the holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

CONVERSION AND EXCHANGE

  The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities would be calculated according to the factors and at such time as set forth in the related Prospectus Supplement.

COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES

 Limitations on Liens

  The Senior Indenture provides that, so long as any of the Senior Debt Securities of a series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary (as hereinafter defined) to, secure indebtedness for money borrowed ("Secured Debt") by placing a Lien (as hereinafter defined) on any Principal Property (as hereinafter defined) now or hereafter owned by the Company or any Restricted Subsidiary or on any shares of stock or securing indebtedness for money borrowed of any Restricted Subsidiary without equally and ratably securing the Debt Securities of such series, unless (i) the aggregate principal amount of such Secured Debt then outstanding plus (ii) all Attributable Debt (as hereinafter defined) of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions described below covering Principal Properties (other than sale and leaseback transactions under (b) of the following paragraph) does not exceed an amount equal to 10% of Consolidated Net Tangible Assets (as hereinafter defined). This restriction will not apply to, and there shall be excluded in computing such Secured Debt for purposes of this restriction, certain permitted Liens, including (a) with respect to each series of Senior Debt Securities, Liens existing as of the date of the issuance of Senior Debt Securities of such series; (b) Liens on property or assets of, or any shares of stock or securing indebtedness for money borrowed of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (c) Liens on property or assets or shares of stock or securing indebtedness for money borrowed existing at the time of acquisition (including acquisition through merger or consolidation) and certain Liens to secure indebtedness incurred prior to, at the time of or within 120 days after the later of the acquisition of, or the completion of the construction of and commencement of operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost thereof; (d) Liens to secure certain development, operation, construction, alteration, repair or improvement costs; (e) Liens in favor of, or which secure indebtedness owing to, the Company or a Restricted Subsidiary; (f) Liens in connection with government contracts, including the assignment of moneys due or to come due thereon; (g) certain Liens in connection with legal proceedings to the extent such proceedings are being contested in good faith; (h) certain Liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics', materialmens', carriers' or other similar Liens; (i) Liens on property securing obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property; and (j) extensions, substitutions, replacements or renewals of the foregoing. (Section 3.5)

 Limitations on Sale and Leaseback Transactions

  The Senior Indenture provides that, so long as any of the Senior Debt Securities of a series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any sale and leaseback transaction (except a lease for a period not exceeding three years) covering any Principal Property which was or is owned by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after such property has been owned by the Company or such Restricted Subsidiary and completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the first issuance of Senior Debt Securities of such series (other than those the proceeds of which are applied to reduce indebtedness or acquire additional property under (b) following), plus the aggregate principal amount of then outstanding Secured Debt not otherwise permitted or excepted without equally and ratably securing the Senior Debt Securities does not exceed 10% of Consolidated Net Tangible Assets; or (b) an amount equal to the value of the Principal Property sold and leased back is applied within 120 days after the sale or transfer to (x) the voluntary retirement of Funded Debt (as hereinafter defined), including Senior Debt Securities, or (y) the acquisition of properties, facilities or equipment used for general operating purposes for the Company or any Restricted Subsidiary. (Section 3.6)

 Certain Definitions

  The term "Subsidiary" is defined to mean (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, (ii) a partnership in which the Company or a Subsidiary of the Company holds a majority interest in the equity capital or profits of such partnership or (iii) any other person (other than a corporation) in which the Company, a Subsidiary of the Company or the Company and one or more Subsidiaries of the Company, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

  The term "Restricted Subsidiary" is defined to mean any Subsidiary (i) substantially all the property of which is located within the continental United States of America or Canada and (ii) which owns or leases a Principal Property.

  The term "Principal Property" is defined to mean any manufacturing or processing plant or facility (other than any pollution control facility) or any mineral producing property which is located within the continental United States of America and is owned by the Company or any Subsidiary, whether owned at or acquired after the date of the applicable Indenture, the gross book value on the books of the Company or such Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such property, plant or facility, or any portion thereof, which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety or which is financed with certain tax exempt securities.

  The term "Attributable Debt", in respect of the sale and leaseback transactions described above, is defined to mean the amount determined by multiplying the greater, at the time such transaction is entered into, of (i) the fair value of the property, plant or facility subject to such arrangement (as determined by the Company); or (ii) the net proceeds of the sale of such property, plant or facility to the lender or investor, by a fraction of which the numerator shall be the unexpired initial term of the lease of such real property as of the date of determination of such computation and of which the denominator shall be the full initial term of such lease. Sale and leasebacks with respect to facilities financed with certain tax exempt securities are excepted from the definition.

  The term "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable); and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

  The term "Funded Debt" is defined to mean all indebtedness whether or not evidenced by a bond, debenture, note or similar instrument or agreement, for the repayment of money borrowed, having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower. For the purpose of determining "Funded Debt" of any corporation, there shall be excluded any particular indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such indebtedness. (Section 1.1)

  The term "Lien" is defined to mean any pledge, mortgage or other lien (including lease purchase, installment purchase and other title retention financing arrangements) on or in respect of any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of stock or indebtedness for money borrowed of any Restricted Subsidiary. (Section 3.5)

EVENTS OF DEFAULT

  An Event of Default with respect to the Debt Securities of any series is defined in the Indentures as: (i) default in the payment of any installment of interest upon any of the Debt Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal of any of the Debt Securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; (iii) default in the performance, or breach, of any other covenant or warranty of the Company contained in the Debt Securities of such series or set forth in the applicable Indenture (other than a covenant or warranty included in the applicable Indenture solely for the benefit of a series of Debt Securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the Trustee or by the holders of at least 25% in principal amount of the outstanding securities of that series; or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1) Additional Events of Default may be added for the benefit of holders of certain series of Debt Securities which, if added, will be described in the Prospectus Supplement relating to such Debt Securities. The Indentures provide that the Trustee shall notify the holders of Debt Securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the Debt Securities of such series, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such series. (Section 6.5)

  The Indentures provide that if an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that series then outstanding may declare the principal amount of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled. (Section 5.1) Any past defaults and the consequences thereof (except a default in the payment of principal of or interest, if any, on Debt Securities of that series) may be waived by the holders of a majority in principal amount of the Debt Securities of that series then outstanding. (Section 5.9) The Senior Indenture also permits the Company to omit compliance with certain covenants in such Indenture with respect to Senior Debt Securities of any series upon waiver by the holders of a majority in principal amount of the Senior Debt Securities of such series then outstanding. (Section 3.7)

  Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default with respect to any series of Debt Securities shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the Indentures at the request or direction of any of the holders of that series, unless such holders shall have offered to such Trustee reasonable security or indemnity. (Sections 6.1 and 6.2) The holders of a majority in aggregate principal amount of the Debt Securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series; provided that the Trustee may refuse to follow any direction which is in conflict with any law or such Indenture and subject to certain other limitations. (Section 5.8)

  No holder of any Debt Security of any series will have any right by virtue or by availing of any provision of the Indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indentures or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to Debt Securities of that series and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall also have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request. (Section 5.5) However, the right of a holder of any Debt Security to receive payment of the principal of and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder. (Section 5.6)

MERGER

  Each Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities outstanding under such Indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of such Indenture to be performed or observed by the Company; and (ii) the Company or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale, conveyance or lease, in material default in the performance or observance of any such covenant or condition. (Section 9.1)

SATISFACTION AND DISCHARGE OF INDENTURES

  The applicable Indenture with respect to any series of Debt Securities (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such series) will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the Debt Securities of such series or the deposit with the Trustee under such Indenture of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the applicable Indenture and the terms of the Debt Securities of such series. (Section 10.1)

MODIFICATION OF THE INDENTURES

  The Indentures contain provisions permitting the Company and the Trustee thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding under the applicable Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable Indenture or any supplemental indenture with respect to the Debt Securities of such series or modifying in any manner the rights of the holders of the Debt Securities of such series; provided that no such supplemental indenture may (i) extend the final maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of Debt Securities to institute suit for payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the holders of the Debt Securities, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such series so affected. (Section 8.2) Additionally, in certain prescribed instances, the Company and the Trustee may execute supplemental indentures without the consent of the holders of Debt Securities. (Section 8.1)

DEFEASANCE AND COVENANT DEFEASANCE

  The Indentures provide, if such provision is made applicable to the Debt Securities of any series, that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest, if any, on all Debt Securities of such series when due) ("defeasance"); or (b) in the case of the Senior Indenture, to be released from its obligations with respect to Senior Debt Securities under Sections 3.5 and 3.6 of the Senior Indenture (being the restrictions described above under "Limitations on Liens" and "Limitations on Sale and Leaseback Transactions") ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and premium and interest, if any, on the outstanding Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the applicable Indenture) with regard to certain matters, including an opinion to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The Prospectus Supplement may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any series. (Section 10.1)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  The Senior Debt Securities will constitute part of the Senior Indebtedness (as defined below) of the Company and will rank pari passu with all outstanding senior debt. Except as set forth in the related Prospectus Supplement, the Subordinated Debt Securities will be subordinated, in right of payment, to the prior payment in full of the Senior Indebtedness (as defined below), including the Senior Debt Securities, whether outstanding at the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed. The term "Senior Indebtedness" means (1) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (2) purchase money and similar obligations, (3) obligations under capital leases, (4) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (5) renewals, extensions and refunding of any such indebtedness, (6) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings and (7) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (1) through (7) hereof expressly provides that such indebtedness or obligation is not senior in right of payment to the Subordinated Debt Securities.

  Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company in accordance with the Subordinated Indenture, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities. In the event that a payment default shall have occurred and be continuing with respect to the Senior Indebtedness, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities. In the event that the principal of the Subordinated Debt Securities of any series shall have been declared due and payable pursuant to the Subordinated Indenture and such declaration shall not have been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities are entitled to receive any payment in respect of the Subordinated Debt Securities.

  This subordination will not prevent the occurrence of any event of default with respect to the Subordinated Debt Securities. There is no limitation on the issuance of additional Senior Indebtedness in the Subordinated Indenture.

GLOBAL DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a Debt Depository identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and interest, if any, on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture and then forwarded to the Debt Depository.

  The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

  So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

  If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor Debt Depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in its name. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000, or any integral multiple thereof, and will be issued in registered form only, without coupons.

  DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the action. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

  To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notice and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

  Principal and interest payments, if any, on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

  None of the Company, any underwriter or agent, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interest.

CONCERNING THE TRUSTEE

  The Trustee has extended credit facilities to the Company and conducts other business with the Company and certain of its affiliates, including cash management and stock transfer services and serving as the trustee for the FMC Employees' Thrift and Stock Purchase Plan.

                    DESCRIPTION OF THE WARRANTS TO PURCHASE
                        COMMON STOCK OR PREFERRED STOCK

  The following statements with respect to the Common Stock Warrants and Preferred Stock Warrants (collectively, the "Stock Warrants") are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), which Stock Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Stock Warrant Provisions (the "Stock Warrant Provisions") filed as an exhibit to the Registration Statement.

GENERAL

  The Stock Warrants, evidenced by warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. If Stock Warrants are offered, the related Prospectus Supplement will describe the terms of the Stock Warrants, including, without limitation, the following: (1) the offering price, if any; (2) the designation and terms of the Common or Preferred Stock purchasable upon exercise of the Stock Warrants; (3) the number of shares of Common or Preferred Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of certain federal income tax considerations; (6) the call provisions, if any;
(7) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (8) the antidilution provisions of the Stock Warrants; and (9) any other terms of the Stock Warrants. The shares of Common or Preferred Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

  Stock Warrants may be exercised by surrendering to the Stock Warrant Agent the Stock Warrant certificate signed by the warrantholder, or its duly authorized agent, indicating the warrantholder's election to exercise all or a portion of the Stock Warrants evidenced by the certificate. Surrendered Stock Warrant certificates shall be accompanied by payment of the aggregate exercise price of the Stock Warrants to be exercised, as set forth in the related Prospectus Supplement, which payment may be made in the form of cash or a check equal to the exercise price. Certificates evidencing duly exercised Stock Warrants will be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock or the Preferred Stock, as the case may be. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of Common Stock or Preferred Stock purchased. If fewer than all of the Stock Warrants evidenced by any certificate are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant certificate representing the unexercised Stock Warrants.

ANTIDILUTION PROVISIONS

  The exercise price payable and the number of shares of Common or Preferred Stock purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

  Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter or to exercise any rights whatsoever as stockholders of the Company.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

  The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Debt Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), which Debt Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Debt Securities Warrant Provisions (the "Debt Warrant Provisions") filed as an exhibit to the Registration Statement.

GENERAL

  The Debt Warrants, evidenced by warrant certificates (the "Debt Warrant Certificates"), may be issued under the Debt Warrant Agreement independently or together with any Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. If Debt Warrants are offered, the related Prospectus Supplement will describe the terms of the warrants, including, without limitation, the following: (1) the offering price, if any; (2) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the warrants; (3) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security; (4) if applicable, the date on and after which the Debt Warrants and the related Offered Securities will be separately transferable;
(5) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise; (6) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (7) a discussion of certain federal income tax considerations; (8) whether the warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; (9) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;
(10) the antidilution provisions of the Debt Warrants; and (11) any other terms of the Debt Warrants.

  Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent, which will be listed in the related Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an Indenture or form of the Debt Security, as the case may be, and the series of Debt Securities issuable upon exercise of the Debt Warrants) and are not entitled to payments of principal of and interest, if any, on the Debt Securities.

EXERCISE OF DEBT WARRANTS

  Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such holder. If less than all of the Debt Warrants evidenced by the Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell Offered Securities (1) through underwriters or dealers,
(2) directly to one or more purchasers or (3) through agents. A Prospectus Supplement will set forth the terms of the offering of the Offered Securities offered thereby, including the name or names of any underwriters, the purchase price of the Offered Securities and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange or market on which the Offered Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Offered Securities offered thereby.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities of the series offered by the Prospectus Supplement if any of the Offered Securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

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  Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the related Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

  All Offered Securities offered other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such Offered Securities.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this Prospectus, any supplement or amendment hereto, or in the registration statement of which this Prospectus forms a part, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Offered Securities will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. The Chairman of the Executive Committee of Winston & Strawn, Governor James R. Thompson, serves as a member of the Company's Board of Directors and as of March 1, 1998 beneficially owned 4,030 shares of Common Stock. Certain legal matters with respect to the Offered Securities will be passed upon for any underwriters or agents by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt from time to time acts as counsel for the Company on certain matters.

                                    EXPERTS

  The consolidated financial statements of FMC Corporation and consolidated subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information for the three-month periods ended March 31, 1998 and 1997, incorporated by reference herein, KPMG has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

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